UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 20, 2014 (March 19, 2014)

RENT-A-CENTER, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-25370 (Commission File Number)	45-0491516 (IRS Employer Identification No.)

5501 Headquarters Drive

Plano, Texas  75024

(Address of principal executive offices and zip code)

(972) 801-1100

(Registrant’s telephone

number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01              Entry into a Material Definitive Agreement.

On March 19, 2014, Rent-A-Center, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the several lenders from time to time parties to the Credit Agreement, Bank of America, N.A., BBVA Compass Bank, Wells Fargo Bank, National Association and SunTrust Bank, as syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement represents a refinancing of the Company’s senior secured debt outstanding under the Company’s existing credit agreement, the Fourth Amended and Restated Credit Agreement, dated as of May 28, 2003, as amended and restated as of July 14, 2011 and as amended by the First Amendment dated as of April 13, 2012, among the Company, the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, the “Existing Credit Agreement”). The Credit Agreement provides for a new $900 million senior credit facility, consisting of $225 million in term loans (the “Term Loans”) and a $675 million revolving credit facility (the “Revolving Facility”). The Term Loans are scheduled to mature on March 19, 2019 and the Revolving Facility has a scheduled maturity of March 19, 2019.

Also on March 19, 2014, the Company borrowed $225 million in Term Loans and $100 million under the Revolving Facility and utilized the proceeds to repay its existing senior term debt outstanding under the Existing Credit Agreement.  The Term Loans will be repayable in consecutive quarterly installments commencing on June 30, 2014, with each installment to be paid in an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term Loans, with a final installment equal to the remaining principal balance of the Term Loans due on March 19, 2021.

Borrowings under the Credit Agreement bear interest at varying rates equal to the Eurodollar rate plus 1.50% to 2.75%, or the ABR rate plus 0.50% to 1.75%, at the Company’s election. The margins on the Eurodollar rate and on the ABR rate for borrowings under the Revolving Facility, which are initially 2.25% and 1.25%, respectively, may fluctuate based upon an increase or decrease in the Company’s consolidated leverage ratio as defined by a pricing grid included in the Credit Agreement. The margins on the Eurodollar rate and on the prime rate for Term Loans are 3.00% and 2.00%, respectively, but may also fluctuate in the event the all-in pricing for any subsequent incremental Term Loan exceeds the all-in pricing for existing Term Loans by more than 0.50% per annum.  A commitment fee equal to 0.30% to 0.50% of the unused portion of the Revolving Facility is payable quarterly, and fluctuates dependent upon an increase or decrease in the Company’s consolidated leverage ratio. The initial commitment fee is equal to 0.45% of the unused portion of the Revolving Facility.

The Company’s borrowings under the Credit Agreement are, subject to certain exceptions, secured by a security interest in substantially all of the Company’s tangible and intangible assets, including intellectual property, and is also secured by a pledge of the capital stock of the Company’s U.S. subsidiaries.

The Credit Agreement also permits the Company to increase the amount of the Term Loans and/or the Revolving Facility from time to time on up to three occasions, in an aggregate amount of no more than $250 million, provided that the Company is not in default at the time and has obtained the consent of the administrative agent and the lenders providing such increase.

Subject to a number of exceptions, the Credit Agreement contains, without limitation, covenants that generally limits the ability of the Company and its subsidiaries to:

•                  incur additional debt;

•                  repurchase their capital stock, 6.625% and 4.750% notes and or pay cash dividends (subject to a restricted payments basket under which approximately $75 million is available);

•                  incur liens or other encumbrances;

•                  merge, consolidate or sell substantially all of their property or business;

•                  sell, lease or otherwise transfer assets (other than in the ordinary course of business);

•                  make investments or acquisitions (unless they meet financial tests and other requirements); or

•                  enter into an unrelated line of business.

The Credit Agreement requires the Company to comply with several financial covenants, including: (i) a maximum consolidated leverage ratio of no greater than 4.5:1 from the quarter ended March 31, 2014 to the quarter ended September 30, 2015, 4.25:1 from the quarter ended December 31, 2015 to the quarter ended September 30, 2016, and 4.00:1 thereafter; (ii) a maximum senior secured leverage ratio of no greater than 2.75:1; and (iii) a minimum fixed charge coverage ratio of no less than 1.5:1 from March 19, 2014 to December 31, 2015, and 1.75:1 thereafter.

Events of default under the Credit Agreement include customary events, such as a cross-acceleration provision in the event that the Company defaults on other debt. In addition, an event of default under the Credit Agreement would occur if there is a change of control of the Company. This is defined to include situations where a third party becomes the beneficial owner of 35% or more of the Company’s voting stock or certain changes in the composition of the Company’s Board of Directors occur. An event of default would also occur if one or more judgments were entered against the Company of $50 million or more and such judgments were not satisfied or bonded pending appeal within 30 days after entry.

The description of the Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

The press release announcing the entering into of the Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 1.02              Termination of a Material Definitive Agreement.

A brief description of the material terms and conditions of the Existing Credit Agreement is located in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Senior Credit Facilities.” As described in Item 1.01 of this Current Report on Form 8-K, effective as of March 19, 2014, the Company repaid its existing senior term debt outstanding under the Existing Credit Agreement.  The Existing Credit Agreement was then terminated and replaced by the Credit Agreement.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

On March 19, 2014, the Company drew down $225 million in Term Loans and $100 million of the Revolving Facility and utilized the proceeds of the Term Loans to repay its existing senior term debt outstanding under the Existing Credit Agreement. The full amount of the Revolving Facility is also available for the issuance of letters of credit.

The Company intends to utilize the Revolving Facility for the issuance of letters of credit, as well as to manage normal fluctuations in operational cash flow caused by the timing of cash receipts. In that regard, the Company may from time to time draw funds under the Revolving Facility for general corporate purposes.

Item 9.01              Financial Statements and Exhibits.

(c) Exhibits

10.1

Credit Agreement, dated March 19, 2014 among Rent-A-Center, Inc., the several lenders from time to time parties to the Credit Agreement, Bank of America, N.A., BBVA Compass Bank, Wells Fargo Bank, National Association and SunTrust Bank, as syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent.

10.2

Guarantee and Collateral Agreement, dated March 19, 2014, by and among Rent-A-Center, Inc., the subsidiaries of Rent-A-Center, Inc. named as guarantors therein and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release, dated March 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date: March 20, 2014	By:	/s/ Robert D. Davis
Robert D. Davis
Chief Executive Officer

EXHIBIT INDEX

10.1

Credit Agreement, dated March 19, 2014 among Rent-A-Center, Inc., the several lenders from time to time parties to the Credit Agreement, Bank of America, N.A., BBVA Compass Bank, Wells Fargo Bank, National Association and SunTrust Bank, as syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent.

10.2

Guarantee and Collateral Agreement, dated March 19, 2014, by and among Rent-A-Center, Inc., the subsidiaries of Rent-A-Center, Inc. named as guarantors therein and JPMorgan Chase Bank, N.A., as administrative agent.

99.1	Press Release, dated March 19, 2014.